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                                                                     EXHIBIT 5.4


        [LETTERHEAD OF SUTIN THAYER & BROWNE A PROFESSIONAL CORPORATION]


                               September 24, 2003

Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas  77024

      Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as special New Mexico (the "State") counsel for the Designated Guarantors (defined below) with respect to certain legal matters in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by Group 1 Automotive, Inc., a Delaware corporation (the "Company") under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Company (the "Exchange Offer") of $150,000,000 aggregate principal amount of its 8.25% Senior Subordinated Notes due August 15, 2013 (the "Initial Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed on Annex I attached hereto as guarantors (the "Designated Guarantors") of the Initial Notes and the Exchange Notes. The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of August 13, 2003 among the Company, the Designated Guarantors and Wells Fargo Bank, N.A., as Trustee, and the First Supplemental Indenture dated as of August 13, 2003 among the Company, the Designated Guarantors and Wells Fargo Bank, N.A., as Trustee (the Indenture and the First Supplemental Indenture, collectively, the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture; (iii) the Guarantees and (iv) such other corporate records, certificates, statutes and other instruments and documents as we have considered necessary or appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

      Based on the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, (1) each of the Designated Guarantors is a
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September 24, 2003


corporation duly organized and validly existing under the laws of the State, with corporate power and authority to own its properties and conduct its business and, based upon the records of the New Mexico Public Regulation Commission accessed electronically by us on September 24, 2003, and upon which we have solely relied, is in good standing under the laws of the State, (2) the Indenture and the Guarantees have been duly authorized by each of the Designated Guarantors, and (3) each Designated Guarantor has full corporate authority to enter into the Guarantees.

      We have also assumed that (i) there are no organizational or governing documents of the Designated Guarantors other than those described in Annex II hereto that would bear upon or affect the opinions given herein; (ii) all signatures of the Designated Guarantors on the Indenture and the Guarantees are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals; (iv) the legal capacity of all natural persons; (v) the facts stated in all such documents are true and correct; and (vi) the Unanimous Written Consent of The Board of Directors In Lieu of a Meeting of the Group 1 Automotive, Inc. Corporate Subsidiaries dated August 7, 2003, has not been rescinded or modified and is in full force and effect.

      We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; and (c) any matters involving federal or state securities laws or regulations.

      We are licensed to practice law only in the State. The foregoing opinions apply only with respect to the effect of the laws of the State on the subject transaction, and we express no opinion with respect to the laws of any other jurisdiction.

      This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We make no undertaking to update the opinions expressed in this letter if changes in the law occur or facts or circumstances come to our attention after the date of this letter which could affect our opinions.

      This opinion is delivered to you solely in connection with the subject transaction, may be relied on by you and Vinson & Elkins L.L.P. as your counsel, but may not be relied upon by any other person or for any other purpose.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within
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September 24, 2003


the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulation of the Commission issued thereunder.


                                          Respectfully submitted,


                                      /s/ Sutin, Thayer & Browne,
                                          A Professional Corporation

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                                     ANNEX I

                              Designated Guarantors

Casa Chevrolet, Inc.
Casa Chrysler Plymouth Jeep Inc.
Sunshine Buick Pontiac GMC Truck, Inc.




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                                    ANNEX II

                           "Organizational Documents"


Casa Chevrolet, Inc.
-------------------
Certificate of Incorporation dated February 24, 1998.

Articles of Incorporation filed February 24, 1998

Bylaws (N.M. -- 378 -- 1/6/93)



Casa Chrysler Plymouth Jeep Inc.
--------------------------------
Certificate of Incorporation dated February 24, 1998

Articles of Incorporation filed February 24, 1998

Bylaws (N.M. -- 378 -- 1/6/93)



Sunshine Buick Pontiac GMC Truck, Inc.
--------------------------------------
Bylaws adopted May 28, 1998 and amended August 10, 1998